Exhibit 10.1
Description of the Material Terms of Max & Erma’s Restaurants, Inc.’s
Fiscal 2007 Executive Compensation Program
Base Salaries for Fiscal 2007
Todd B. Barnum, Chairman and Chief Executive Officer – $380,000
Robert A. Lindeman, President – $265,000
William C. Niegsch, Jr., Executive Vice President and Chief Financial Officer – $230,000
James E. Howenstein, Chief Operating Officer – $175,000
Executive Cash Bonus Program
     The Company’s Executive Cash Bonus Program is based on the Company achieving certain objective performance criteria. A fixed bonus (“Fixed Bonus”) will be paid to the executive officers in accordance with the following table if the Company achieves certain targeted adjusted operating earnings for fiscal 2007. In addition, a certain percentage of higher adjusted operating earnings for fiscal 2007 will be assigned to a bonus pool (“Bonus Pool”), a percentage of which will be paid to the executive officers in accordance with the following table.

Executive	Fixed Bonus	Bonus Pool
Mr. Barnum –	$10,000	20% of the Bonus Pool

Mr. Lindeman –	$25,000	40% of the Bonus Pool

Mr. Niegsch –	$10,000	20% of the Bonus Pool

Mr. Howenstein –	$10,000	10% of the Bonus Pool
Additional Cash Bonus Program

Executive	Bonus
Mr. Howenstein –	$25,000 bonus per each specified increment of increases in same store sales in fiscal 2007 over fiscal 2006